EXHIBIT 10.1

CERTAIN INFORMATION IN THIS EXHIBIT MARKED [****] HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Strategic Research And Development Agreement (this “Strategic R & D Agreement”) dated July 1, 2020 (the “Effective Date”) by and between RENOVACARE, INC., a Nevada corporation (the “Company”), and STEMCELL SYSTEMS GmbH (“SCS”). The Company and SCS are sometimes collectively herein referred to as the “Parties” and individually as a “Party.”

Whereas, the Company is a developer of patented technologies for isolating and spraying skin, and other cells for the regeneration of skin and other organs and tissues and other cell product technologies (collectively, the “Company Technologies”);

Whereas, SCS is experienced in, among other things, applied human cell, stem cell, and progenitor cell sciences and associated bioengineering for regenerative medicine therapies;

Whereas, the Parties have been engaged in strategic research and development collaborations relationship since 2014

Whereas, the Parties entered into a research consulting agreement on April 12, 2019 (the “April 2019 Agreement”) as amended by agreement dated March 4, 2020 (the “March 2020 Amendment” and together with the April 19 Amendment, the “Prior Agreement”);

Whereas, the Parties desire to terminate the Prior Agreement and to simultaneously enter into this Strategic R&D Agreement in order to:

(i)	enhance the Company’s Technologies,

(ii)	potentially develop additional products based on such technologies,

(iii)	provide access to the consultation services of Dr. Jörg C. Gerlach, M.D. (a co-owner of SCS and developer of the original SkinGun) and Mr. Thomas Bold,

(iv)	establish the “RenovaCare R&D Innovation Center at StemCell Systems” and

(v)	address, and perform research and engineering services to satisfy the Company’s regulatory requirements and business objectives (collectively, the “Service Goals”).

Whereas, as a further inducement to the Company to enter into this Strategic R&D Agreement, the Company, SCS, and affiliates of SCS have entered into a non-binding memorandum of understanding which is subject to execution and delivery of a definitive agreement on or before July 31, 2020 (the “RRRO”) relating to among other things, certain rights of first refusal and first offer pertaining to SCS Inventions (as defined in Section 6) .

Therefore, in consideration of the foregoing and the mutual promises contained herein, the Parties agree as follows:

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1.       Term.

1.1       Initial and Extended Consulting Term. Subject to the provisions of Section 1.2, the term of this Strategic R&D Agreement and the Consulting Relationship (as defined in Section 3) created hereunder between SCS and the Company, for all purposes, including by not limited to the dedicated lab/office space, shall be extended to, and including, June 30, 2023 (the “Initial Consulting Term”). The Term may be further extended by mutual agreement of the parties (the “Extended Consulting Term”), provided that such extension is negotiated and agreed to at least six (6) months prior to the expiration of the Term. The Initial Consulting Term together with any Extended Consulting Terms are herein collectively referred to as the “Consulting Term.”

1.2	Earlier Termination.

1.2.1       For Cause.

(a) The Company or SCS may terminate this Strategic R&D Agreement for Cause effective immediately upon written notice to the other Party. For purposes of this Agreement the term “Cause” shall mean (i) the breach by a Party of the terms or conditions of this Strategic R&D Agreement and such breach is incapable of cure, or (ii) with respect to a breach capable of cure, the breaching Party does not cure such breach within fifteen (15) calendar days after receipt of written notice of such breach. For avoidance of doubt and without limiting the generality of the foregoing, the following would constitute a breach giving rise to the right to the Company to terminate this Agreement for Cause:

(i) the failure of SCS, on more than three (3) occasions during any successive twelve month period during the Term the to deliver the Deliverables, to the satisfaction of the Company, in accordance with the criteria specified in the Statement of Work relating to such Deliverables, and provided that the Company has so notified SCS following such failures;

(ii) the sale or transfer by Dr. Jörg Gerlach of his ownership interest in SCS other than to another co-owner of SCS or the Company;

(iii) SCS withdrawing or reducing the consulting services of Dr. Gerlach or Mr. Thomas Bold and any other dedicated SCS Personnel without the prior written consent of the Company; and

(iv) the failure of SCS to deliver the Excluded Inventions Schedule and the RRRO on or prior to July 31, 2020.

(b) If terminated by the Company for Cause, SCS shall be entitled solely to payment of accrued and unpaid fees pursuant to the Compensation schedule (the “Accrued Fees”) payable within 30 days of the date of termination.

(c) If terminated by the SCS for Cause, SCS shall be entitled to the Accrued Fees and the Termination Fee calculated pursuant to Section 1.2.2(c)(2).

1.2.2       Without Cause. The Company may terminate this Strategic R&D Agreement without cause on written notice to SCS, provided, however, that the Company, in such a case, pay a termination fee equal to (the “Termination Fee”):

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(a) the Base Monthly Fee multiplied by twelve (12) if the termination without cause occurs in the first two years of the Initial Consulting Term; or

(b) the Base Monthly Fee multiplied by the number of months remaining in the unexpired Initial Consulting Term (pro-rated for any partial months) if the termination occurs in the third year of the Initial Consulting Term; or

(c) an amount equal to the lesser of (1) the Base Monthly Fee multiplied by the number of unexpired months remaining in the Extended Term (pro-rated as to any partial months) or (2) the Base Monthly Fee multiplied by six (6) if the termination occurs in any Extended Term.

(d) the Termination Fee is payable, in six equal monthly installments commencing 30 days following the date of termination and monthly thereafter.

1.2.3       Automatic Termination. This Strategic R&D Agreement shall terminate automatically upon the expiration of the Initial Consulting Term or any Extended Term should the Parties not extend the Initial Consulting Term or any Extended Term pursuant to Section 1.1.

1.2.4       Termination of Statement of Work. Unless otherwise provided, the termination or expiration of a Statement of Work (as defined below) shall not automatically terminate this Strategic R&D Agreement, but the termination or expiration of this Strategic R&D Agreement shall automatically terminate all Statements of Work.

1.2.5       Termination of Consulting Relationship. The termination of this Strategic R&D Agreement by either Party shall also constitute termination of the Consulting Relationship unless the Parties otherwise agree in writing.

1.3           Deliveries Upon Termination.

1.3.1       Deliveries By SCS. Upon expiration or termination of this Strategic R&D Agreement for any reason, or at any other time upon the Company’s written request and at the Company’s expense, and subject to its payment of the Termination Fee if applicable, SCS shall promptly, but no less than ten (10) days after such expiration or termination:

(a) deliver to the Company the Deliverables (as defined in Section 2.3) and all Work Product (as defined in Section 6.1), whether complete or incomplete, and all hardware, software, tools, equipment, or other materials provided for your use by the Company;

(b) deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information;

(c) permanently erase all of the Confidential Information from SCS and SCS Personnel (as defined below) computer systems and records;

(d) remove the Signage; and

(e) certify in writing to the Company that you have complied with the requirements of this clause.

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1.3.2.      Deliveries by the Company. Upon expiration or termination of this Strategic R&D Agreement by SCS pursuant to Section 1.2.2 the Company shall deliver the (i) Termination Fee as and if applicable, (ii) the Base Monthly Fee (prorated for partial months) through the date of termination, (iii) Expenses incurred through the date of termination.

1.4          Surviving Provisions. Generally, any obligation undertaken hereunder by either Party that, by its nature or its terms, is intended to extend beyond the Term shall survive the termination hereof. Without limiting the generality of the foregoing, the terms and conditions of:

(a) Sections 1.2.1, 1.2.2, 1.3, 2.3, 7, 8.1, 8.4, 8.5, 9.8and 9.9 shall survive termination of this Agreement for one (1) year;

(b) Sections 1.4, 8, 9.3, 9.6, 9.7, 9.10, 9.11, 9.12, 9.13 and 9.14 shall survive termination of this Strategic R&D Agreement until all surviving obligations of the Parties have been satisfied or terminated;

(c) Section 5 shall survive termination of this Strategic R&D Agreement with respect to any particular Confidential Information (except to the extent, if any, expressly provided otherwise in the Agreement), as follows: (i) until the date, if any, that such Confidential Information becomes subject to one or more of the specific exclusion to Confidential Information provided in Section 5.1.2 and (ii) for so long as applicable law does not require the particular Confidential Information in question to be maintained confidential; and

(d) Section 6 shall survive termination of this Strategic R&D Agreement except as to any provision thereof which applies to Confidential Information which provisions will survive for the period specified in Section 1.4(c) above.

2.       SERVICES.

2.1       Statements of Work. From time to time, Company and SCS may execute one or more statements of work, substantially in the form attached hereto as Exhibit 2.1, that describe the specific services to be performed by SCS (as executed, a “Statement of Work”). Each Statement of Work will expressly refer to this Strategic R&D Agreement, will form a part of this Strategic R&D Agreement, and will be subject to the terms and conditions contained herein. For each Statement of Work, the Company shall define the research and development work and such work shall be performed by SCS within the agreed time frame, resource allocation, and budget. Each Statement of Work shall be agreed to during the regular weekly or bi-weekly meetings of the Company and SCS staff during the Consulting Term. A Statement of Work may be amended only by written agreement of the Parties. Unless specifically agreed to in writing all work performed by SCS shall be Work Product, as defined in Section 6, and the Company shall be the sole and exclusive owner and proprietor of all rights and titles in and to the results or proceeds of SCS’s Services hereunder, in whatever stage of completion.

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2.2       Performance of Services. SCS will perform the services to be performed by it as more described in each Statement of Work (the “Services”) in accordance with the terms and conditions set forth in each such Statement of Work or as otherwise provided in the Strategic R&D Agreement. The Company acknowledges that the Services do not include, and that it is responsible for, regulatory approval, licensing and use of products, including reimbursement.

2.3       Delivery. SCS will deliver to Company the deliverables, designs, modules, software, products, documentation and other materials specified in the Statement of Work (individually or collectively, “Deliverables”) in accordance with the delivery schedule and other terms and conditions set forth in the Statement of Work to the Company’s satisfaction.

2.4       Dedicated Laboratory Space and Personnel. In addition to the Services, SCS shall make available to the Company dedicated laboratory space (the “Dedicated Space”) and personnel as more fully described in Exhibit 2.4 to this Strategic R&D Agreement and shall be compensated therefor.

3.       PAYMENT.

3.1       Fees. SCS’s sole compensation for the performance of the Services (as specified in Section 2.2 above) shall be determined in accordance with the Compensation Schedule set forth on Exhibit 3.1 to this Strategic R&D Agreement. Without limiting the generality of the foregoing SCS acknowledges and agrees that, if specified in the Statement of Work, Company’s payment obligation will be expressly subject to SCS’s completion or achievement of certain milestones to Company’s reasonable satisfaction.

3.2       Expenses. Unless otherwise explicitly provided in the Statement of Work, Company will not reimburse SCS for any out-of-pocket travel, lodging or related expenses, or expenses of any third-party service providers, incurred by SCS in connection with SCS’s performance of Services (collectively, “Expenses”). If the Statement of Work explicitly provides for any such Expenses to be reimbursed by the Company, it shall nevertheless be a condition to such reimbursement that all Expenses be pre-approved in writing by the Company. As a condition for reimbursement, SCS will furnish Company with copies of receipts and other customary documentation for any expenses for which SCS requests reimbursement hereunder.

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3.3       Payment Terms. All fees and other amounts set forth in the Statement of Work, if any, are stated in and are payable in U.S. dollars. Unless otherwise provided in a Statement of Work, SCS will invoice Company on a monthly basis for all fees and expenses payable to SCS. Company will pay the full amount of each such invoice in accordance with the Compensation Schedule set forth on Exhibit 3.1, except for any amounts that Company disputes in good faith. The Parties will use their respective commercially reasonable efforts to promptly resolve any such payment disputes.

4.       RELATIONSHIP OF THE PARTIES.

4.1       Independent Contractor. SCS is an independent contractor, performing “work for hire” as contemplated by Section 6.3, and nothing in this Strategic R&D Agreement will be construed as establishing an employment, or agency relationship between Company and SCS. The Parties have a consulting relationship (the “Consulting Relationship”). SCS has no authority to bind Company by contract or otherwise. SCS will perform Services under the general direction and oversight of Company pursuant to the Statement of Work(s), but SCS will determine the manner and means by which the Services are accomplished, subject to the requirement that SCS will at all times comply with applicable law.

4.2       Taxes and SCS Benefits. SCS will report to all applicable government agencies as income all compensation received by SCS pursuant to this Strategic R&D Agreement. SCS will be solely responsible for payment of all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency.

5.       CONFIDENTIAL INFORMATION.

5.1        Confidential Information.

5.1.1       Definition. SCS understands and acknowledges that “Confidential Information” means any and all Company information (including any information provided pursuant to Section 5.4), Company Inventions, Work Product, and physical manifestations thereof, not generally known or available outside the Company and information and physical manifestations thereof entrusted to the Company in confidence by third parties, whether or not such information is patentable, copyrightable or otherwise legally protectable. By way of example and not limitation, Confidential Information includes inventions, designs, data, computer code, works of authorship, know-how, laboratory notebooks, trade secrets, processes, formulas, compounds, indications, techniques, ideas, discoveries, products and services under development, biological materials, mask works, engineering designs and drawings, hardware configuration information, agreements with third parties, employee, investor, customer and vendor information of any kind, marketing and business plans and financial information of any kind including pricing and profit margins.

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5.1.2       Exclusions from Confidential Information. Except as required by applicable federal, state, or local law or regulation, the term “Confidential Information” as used in this Strategic R&D Agreement does not include information that:

(a) at the time of disclosure is, or thereafter becomes, generally available to and known by the public other than as a result of, directly or indirectly, any violation of this Strategic R&D Agreement by SCS or any SCS Personnel (as defined in Section 6.1);

(b) at the time of disclosure is, or thereafter becomes, available to SCS on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information to SCS by a legal, fiduciary, or contractual obligation to the Disclosing Party;

(c) was known by or in the possession of SCS or SCS Personnel (other than through services provided or work done by SCS or SCS Personnel on behalf of, or otherwise transferred or assigned to, the Company by SCS or SCS Personnel as contemplated by Section 7), as established by documentary evidence, before being disclosed by or on behalf of the Company under this Strategic R&D Agreement; or

(d) was or is independently developed by SCS or SCS Personnel (without using Confidential Information and not otherwise transferred or assigned to the Company by SCS or SCS Personnel), as established by documentary evidence, without reference to or use of, in whole or in part, any of the Company’s Confidential Information.

5.2       Ownership of Confidential Information. The Confidential Information (and all documents containing Confidential Information) is, and as between SCS and the Company, will be the sole property of the Company.

5.3       Protection of Information. SCS understands that during the Consulting Relationship, the Company intends to provide SCS with certain information, including Confidential Information (as defined below), without which SCS would not be able to perform SCS’s duties to the Company. At all times during the term of the Consulting Relationship and thereafter, SCS shall hold in strictest confidence, and not use (including with respect to SCS Third Party Client Services as defined in Section 6), except for the benefit of the Company to the extent necessary to perform the Services, and not disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Confidential Information that SCS obtains from the Company or otherwise obtains, accesses or creates in connection with, or as a result of, the Services during the term of the Consulting Relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of SCS or of others who were under confidentiality obligations with SCS as to the item or items involved. SCS shall not make copies of such Confidential Information except as authorized by the Company or in the ordinary course of the provision of Services.

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5.4        Third Party Information. SCS’s agreements in this Section 5 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence. During the term of the Consulting Relationship and thereafter, SCS will not improperly use or disclose to the Company any confidential, proprietary or secret information of SCS’s former clients or any other person, or otherwise incorporate any such confidential, proprietary or secret information in connection with the Services.

5.5       Non-Use and Non-Disclosure.

5.5.1       SCS will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company. SCS will not, during or subsequent to the term of this Agreement, disclose the Company’s Confidential Information to any third party. SCS shall not reverse engineer, disassemble or decompile any prototypes, software or other tangible objects, that embody the Company’s Confidential Information without the Company’s prior written permission.

5.5.2       SCS further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, at the request of the Company, having each employee of SCS, if any, with access to any Confidential Information, execute a non-disclosure agreement containing provisions no less favorable to the Company and protective of Confidential Information unless SCS has received prior written approval for such action from the Company; and in such event, SCS shall reproduce on any such approved copies, any of Company’s proprietary rights and confidentiality notices in the same manner in which such notices were set forth in or on the original. SCS shall immediately notify the Company in the event of any unauthorized use or disclosure of Confidential Information.

5.5.3       SCS agrees that any Inventions and related Intellectual Property Rights, that SCS may solely or jointly with the Company or any SCS Personnel author, discover, develop, conceive, or reduce to practice otherwise than in connection with, or as a result of, the services performed for the company, or based upon Confidential Information, following the termination of this Strategic R&D Agreement, collectively referred to as “Section 5.5.3 Inventions,” are Company Inventions and included in the assignment provisions of Section 6.7.

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5.6        Other Rights. This Strategic R&D Agreement is intended to supplement, and not to supersede, any rights the Company and SCS may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

5.7       U.S. Defend Trade Secrets Act. Notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Please refer to Exhibit 5.6 to this Strategic R&D Agreement.

5.8        Return of Confidential Information. Upon request of the Company, SCS will promptly (i) deliver to the Company all documents and other tangible media in SCS’s possession or control that evidence, contain or reflect Confidential Information (including all copies, reproductions, digests, abstracts, analyses, and notes) and (ii) destroy any intangible materials that evidence, contain or reflect Confidential Information on equipment or media not owned by the Company.

6.       OWNERSHIP AND ASSIGNMENT OF WORK PRODUCT.

6.1        Definitions. The following capitalized terms shall have the meanings assigned to them below:

“Company Inventions” means any and all Inventions that SCS or SCS may solely or jointly, with any SCS employees, consultants, affiliates or other third parties (collectively, “SCS Personnel”), including but not limited to, Section 5.5.3 Inventions, author, discover, develop, conceive, or reduce to practice in connection with, or as a result of, the services performed for the Company, the Confidential Information or otherwise in connection with the Consulting Relationship during and after the Consulting Term or thereafter.

“Intellectual Property” means collectively all Work Product and all intellectual property rights relating to all Work Product.

“Intellectual Property Rights” means all rights in and to U.S. and foreign (i) patents, patent disclosures, inventions (ii) trademarks, trademark applications and registrations, service marks, trade dress, trade names, logos, corporate names and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable works (including computer programs), and rights in data and databases, (iv) other Confidential Information, and (v) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

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“Inventions” means discoveries, developments, concepts, designs, ideas, know how, modifications, improvements, derivative works, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

“SCS Inventions” means Inventions, Excluded Inventions (as defined in Section 6.4.1), and SCS Third Party IP (as defined below) made during the Consulting Term relating to [****] that SCS or SCS may solely or jointly with any SCS Personnel, author, discover, develop, conceive, or reduce to practice otherwise than in connection with, or as a result of, (i) the Services performed for the Company, (ii) the Confidential Information, or (iii) otherwise in connection with the Consulting Relationship.

“Work Product” means any and all Company Inventions, Deliverables, discoveries, original works of authorship, developments, improvements, formulas, compounds, indications, techniques, concepts, data and ideas (whether or not patentable or registerable under patent, copyright, or similar statute) made, conceived, prepared, created, discovered, or reduced to practice by SCS, either alone or jointly with SCS Personnel during the Consulting term of or prior consulting period, that (i) result or relate to work performed by SCS for the Company, and related Intellectual Property Rights (ii) are made by use of the Confidential Information, or are made, conceived or completed, wholly or in part, during hours in which SCS is engaged by the Company, or (iii) are related to the business of the Company or the actual or demonstrably anticipated business of the Company.

The Company agrees and acknowledges that SCS and SCS Personnel, in its normal course of business, may perform services or enter into collaborations with its other clients, collaborators or third parties, for the investigation, development, testing, or other such undertakings related to the regeneration of organs and tissues, including but not necessarily limited to, [****] (collectively, “SCS Third Party Client Services”); provided, such SCS Third Party Client Services do not use or incorporate Confidential Information in any SCS Third Party Client Services without the Company’s prior written consent and authorization, , Inventions and Intellectual Property Rights related thereto (collectively, “SCS Third Party IP”) arising out of such SCS Third Party Client Services shall not be deemed Work Product under this Strategic R&D Agreement but rather will be deemed SCS Inventions.

6.2       Property of The Company. Except as otherwise specifically set forth in this Strategic R&D Agreement, all Intellectual Property is and will be the sole property of the Company.

6.3       Work Made for Hire. SCS acknowledges that, by reason of being engaged by the Company as a consultant at the relevant times, to the extent permitted by law, all of the work product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. In the event that any portion of the work product should be deemed not to be a “work made for hire” for any reason, SCS hereby assigns, conveys, transfers and grants, and agrees to assign, convey, transfer and grant to Company all of SCS 's right, title, and interest in and to the work product and any copyright therein, and agrees to cooperate with Company in the execution of appropriate instruments assigning and evidencing such ownership rights.

6.4        Excluded Inventions.

6.4.1 To preclude any possible uncertainty with respect to inventions, SCS shall deliver, within the 20 calendar days following the Effective Date a schedule (the “Excluded Inventions Schedule”), in form and substance reasonable acceptable to the Company setting forth a complete list of all Inventions to which SCS claims ownership as of the date of this Agreement and that SCS desires to specifically clarify are not subject to this Agreement (the “Excluded Inventions”). SCS represents that the Excluded Inventions Schedule will be accurate and complete. If the Excluded Inventions Schedule contains no such Excluded Inventions, SCS represents that SCS has no such Excluded Inventions at the time of signing this Agreement.

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6.4.2      Subject to Section 6.4.3, refinements or subsequent SCS Inventions that relate specifically to advancing, enhancing or further development of the Excluded Inventions (collectively, “Excluded Inventions Refinements”) set forth on the Excluded Inventions Schedule, shall themselves be deemed Excluded Inventions disclosed on the Excluded Inventions Schedule.

6.4.3       anything in section 6.4.2 above to the contrary notwithstanding, if the excluded inventions refinements are authored, discovered, developed, conceived, or reduced to practice in connection with, or as a result of, the services performed for the Company, the Confidential Information or otherwise in connection with the Consulting Relationship during and after the Consulting Term or thereafter, such Excluded Inventions Refinements shall be deemed Company Inventions.

6.4.4       If disclosure of any such Excluded Inventions would cause SCS to violate any prior confidentiality agreement to which it is party, SCS understands that SCS is not to list such Excluded Inventions in such attachment but is only to disclose a cursory name for each such Excluded Invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such Excluded Inventions has not been made for that reason. If the Excluded Inventions Schedule is not timely delivered, the Company may terminate this Agreement for Cause.

6.5       Use or Incorporation of Excluded Inventions, SCS Inventions, Third Party IP.

6.5.1       At the inception of any Statement of Work, if (i) SCS is of the opinion that certain Excluded Inventions or SCS Inventions, or combination thereof, may better accomplish the goals of such Statement of Work and (ii) SCS so notifies the Company in writing (the “SCS Invention Notice”), then, the Company shall have the option, which option is exercisable by written notice to SCS with five (5) Business Days of its receipt of the SCS Invention notice, to review and assess, for a period of ten (10) Business Days, the SCS Invention which is the subject of the SCS Invention Notice, for its potential acquisition or licensing by the Company (the “Review Period”).

6.5.2       During the Review Period, the Company may ask SCS for such additional information as the Company may reasonably require in order to complete its assessment of the SCS Invention; SCS shall provide such additional information in as expeditious a manner as possible or advise the Company in writing that the requested information is not available or cannot be provided without undue expense. The Review Period shall be tolled pending delivery of the requested information or notice of unavailability.

6.5.3       Following it assessment of the SCS Invention but prior to the expiration of the Review Period, the Company shall provide SCS with written notice (the “Company-SCS Invention Notice”) which shall state that either the Company has (i) no interest in acquiring or licensing Invention or (ii) an interest in acquiring or licensing SCS Invention.

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6.5.4       If Company has an interest in acquiring or licensing the SCS Invention, the Company SCS shall have ten (10) Business Days following the date of the Company-SCS Invention Notice to negotiate mutually agreeable terms for the Company’s acquisition or licensing of the Disclosable SCS Invention (the “Negotiation Period”). To facilitate this process the Company first shall provide SCS Member with a written purchase proposal setting forth the principal terms on which the Company is willing to acquire or license the SCS Invention (the “Company Purchase Proposal”).

6.5.5       If the Company Purchase Proposal is accepted, SCS Member and the Company shall proceed to consummation of the Company Purchase Proposal within ten (10) Business Days of the date of such acceptance.

6.5.6       If the Company Purchase Proposal is not accepted SCS and the Company shall continue discussions and negotiations for the balance of the Negotiation Period. At any time during the Negotiation Period, the SCS Member may, but is not obligated to, provide in writing a final proposal setting forth the terms it is willing to sell or license the SCS Invention (the “SCS Final Proposal”) following which the Company shall have three (3) Business Days to provide written notice to SCS either accepting or rejecting the SCS Final Proposal. Failure to provide such written notice of acceptance or rejection within the aforesaid have 3-Business Day period shall be deemed a rejection by the Company.

6.5.7       If the SCS Final Proposal is accepted the Disclosing SCS Member and Company shall proceed to consummation of the Company Purchase Proposal pursuant to Section 5.3.

6.5.8       if the Disclosing SCS Members Final Proposal is not accepted, then, then the Company’s Option pursuant to Section 6.5.1 shall be deemed expired and of no further effect.

6.5.9       If, in the course of performing the Services, SCS incorporates, at its option, any Excluded Invention, SCS Invention, improvement, development, concept, discovery or other proprietary information owned by SCS or in which SCS has an interest, which was not licensed or acquired by the Company pursuant to this Section 6.5, into any Work Product developed under this Agreement (i) SCS will inform the Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Work Product, and (ii) regardless of whether SCS provides such notice, SCS hereby grants the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of such Work Product.

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6.5.10       Anything in this Agreement to the contrary notwithstanding, SCS will not incorporate any Invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Work Product without Company’s prior written permission.

6.6       Maintenance of Records. SCS shall keep and maintain adequate and current written records of all Company inventions made or conceived by SCS or SCS’s Personnel during the term of the consulting relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. SCS shall not remove such records from the Company’s place of business or systems except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. At the Company’s expense, SCS shall deliver all such records (including any copies thereof) to the Company at the time of termination of this Strategic R&D Agreement the Consulting Relationship as provided for in Section 1.3.

6.7       Disclosure and Assignment of Work Product.

6.7.1       SCS will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of SCS’s right, title and interest throughout the world in and to any and all Work Product.

6.7.2       SCS hereby waives and irrevocably quitclaims and assigns to the Company or its designee, without any further consideration, any and all claims, of any nature whatsoever, that SCS now has or may hereafter have for infringement of any and all Work Product, including without limitation, Company Inventions. This assignment of Work Product includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that moral rights cannot be assigned under applicable law, SCS hereby waives and agrees not to enforce any and all moral rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. If SCS has any rights to the Work Product, other than moral rights, that cannot be assigned to the Company, SCS hereby unconditionally and irrevocably grants to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, distribute, display, perform, prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import, practice methods, processes and procedures and otherwise use and exploit, such Work Product, including without limitation, Company Inventions.

6.8       SCS Assistance; Attorney in Fact.

6.8.1       Assistance. SCS shall assist the Company, or its designee, at the Company’s expense, in every proper way in securing the Company’s, or its designee’s, rights in the Company inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordings, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive and shall never assert such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. SCS’s obligation to execute or cause to be executed, when it is in SCS’s power to do so, any such instrument or papers shall continue during and at all times after the end of the Consulting Relationship and until the expiration of the last such intellectual property right to expire in any country of the world.

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6.8.2       Power of Attorney. SCS agrees that if the Company is unable, because of SCS’s documented unavailability for 10 or more calendar days, dissolution, mental or physical incapacity of its duly authorized officers or principals, or for any other reason, to secure SCS’s signature to apply for or to pursue any application for any United States or foreign jurisdiction’s patents or copyright registrations covering the Company Inventions assigned to the Company above. For all Work Product, SCS hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as SCS’s agent and Attorney-In-Fact, to act for and on SCS’s behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work, and other related registrations. This power of attorney is coupled with an interest and shall not be affected by SCS’s subsequent incapacity or unavailability.

6.9       Exception to Assignments. Subject to the requirements of applicable state law, if any, SCS understands that the Company inventions will not include, and the provisions of this agreement requiring assignment of inventions to the Company do not apply to, any invention which qualifies fully for exclusion under the provisions of applicable law, if any. In order to assist in the determination of which inventions qualify for such exclusion, SCS will advise the Company promptly in writing, during and for a period of twelve (12) months immediately following the termination of this Strategic R&D Agreement, of all Inventions solely or jointly conceived or developed or reduced to practice by SCS or SCS’s Personnel in connection with, or as a result of, the services performed for the company during Consulting Term.

7.       PRIOR AGREEMENTS.

7.1       The Company and SCS acknowledge that SCS has and is performing, up to the Effective Date work, activities, services or made efforts on behalf of or for the benefit of the Company, or related to or related to the Company’s Technologies or the current or prospective business of the Company pursuant to the Prior Agreement.

7.2       As of the Effective Date the Prior Agreements shall be deemed terminated except that any obligation undertaken thereunder by either Party, including provisions related to SCS pre-existing inventions work for hire, work product, Company invention ownership, and Company confidential information, that, by its nature or its terms, is intended to extend beyond the termination of the Prior Agreement shall survive the termination thereof, and shall have full force and effect (the “Surviving Prior Agreement Provisions”).

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7.3       Without mitigating the effectiveness of Section 7.2, SCS pre-existing inventions, work for hire, work product, Company invention ownership, and Company confidential information as contemplated by the Surviving Prior Agreement Provisions, shall be deemed, respectively, Excluded Inventions, “work for hire,” Work Product, Company Invention and Confidential Information for purposes of this Agreement.

8.       WARRANTIES AND ACKNOWLEDGMENTS

8.1       No Pre-existing Obligations. SCS represents and warrants that SCS has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder SCS’s performance of its obligations under this Agreement.

8.2       Performance Standard. SCS represents and warrants that Services will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform Services.

8.3       Non-infringement. SCS will use its best efforts to ensure that the Company Inventions will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any SCS Third Party IP.

8.4       Competitive Activities. During the Term, and for a period of one (1) year thereafter SCS will not, directly or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that has (i) products and technologies that are competitive with the products and technologies, including, but not limited to the Company Technologies, being developed, marketed and sold by the Company or (ii) has been identified or introduced to SCS by the Company, in writing, as a competitor or potential competitor of the Company. SCS may continue to conduct primary and progenitor cell research provided the same is not otherwise in violation of the terms of this Strategic R&D Agreement including, but not limited to, Sections 5 and 6 hereof. Excluded Inventions and Excluded Inventions Refinements are not subject to the restrictions set forth in this Section 8.4, unless authored, discovered, developed, conceived, or reduced to practice in connection with, or as a result of, the services performed for the Company, the Confidential Information or otherwise in connection with the Consulting Relationship

8.5       Non-Solicitation of Personnel. During the term of this Agreement and for a period of twelve (12) months thereafter, neither Party will not directly or indirectly solicit the services of any of the other Party’s employees or consultants for its own benefit or for the benefit of any other person or entity.

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8.6       Indemnity.

8.6.1       The Company acknowledges and agrees that SCS does not sell, and is not selling, a commercial product to Company, nor prototypes for immediate use in testing facilities; SCS is solely provided research and development services for, and at the direction and under the supervision, of the Company. Company further acknowledges and agrees that SCS is not developing clinical products, and that the Services end at prototyping and preparing regulatory work. Prototypes prepared by SCS are subject to substantial further product development under sole supervision and responsibility of Company, before potential use for laboratory, pre-clinical, or clinical purposes, including, but not limited to, therapies. The Services are provided by SCS on an “as is” basis; except as specifically provided in this Agreement SCS makes no other warranties, express or implied, and hereby disclaims all implied warranties, including any warranty of merchantability and warranty of fitness for a particular purpose.

8.6.2       SCS will defend, indemnify and hold the Company harmless from and against all claims, damages, liabilities, losses, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or resulting from any breach of this Agreement by SCS or SCS Personnel.

8.6.3       The Company will defend, indemnify and hold SCS harmless from and against all claims, damages, liabilities, losses, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or resulting from any breach of this Agreement by the Company.

8.7       Injunctive Relief. SCS acknowledges and agrees that the covenants and obligations of SCS set forth in this Strategic R&D Agreement relate to special, unique and extraordinary Services rendered by SCS to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, SCS agrees that the SCS shall be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining SCS from committing any violation of the covenants and obligations contained herein. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

9.       MISCELLANEOUS.

9.1       Assignment. SCS may not assign or transfer this Agreement, in whole or in part, without the Company’s express prior written consent. Any attempt by SCS to assign this Agreement, without such consent, will be void. Subject to the foregoing, this Agreement will bind and benefit the Parties and their respective successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

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9.2       No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Company of any of its remedies under this Agreement will not be deemed an election of remedies and will be without prejudice to its other remedies under this Agreement or available at law or in equity or otherwise.

9.3       No-trade. SCS acknowledges that it may be in possession of material nonpublic information which is considered to be any information concerning the Company that is both (i) material (meaning the average investor would want to know such information before deciding whether to buy, sell or hold securities of the Company, or, in other words, information that could affect the market price of Company securities); and (ii) nonpublic (meaning the information has not been disclosed in the Company's filings with the Securities and Exchange Commission (“SEC”) or in a press release issued by the Company that has been broadly disseminated to the investing public). Information is not considered public until the second business day after such disclosure in a SEC filing or press release. If such material nonpublic information is disclosed to the public, consultant may not trade in the Company securities until the second business day after such disclosure (i.e., the second day after the applicable sec filing or press release). The prohibition on trading while in possession of material nonpublic information continues for as long as any information consultant has is both material and nonpublic and can continue even after consultant's engagement with the Company has terminated.

9.4       Severability. If any provision of this Strategic R&D Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Strategic R&D Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

9.5       Waiver. The failure by either Party to enforce any provision of this Strategic R&D Strategic R&D Agreement will not constitute a waiver of future enforcement of that or any other provision of this Agreement.

9.6       Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and addressed as follows:

If to the Company:

RenovaCare, Inc.

4 Becker Farm Road

Suite 105

Roseland, NJ 07068

Attention: Alan L. Rubino, Chief Executive Officer

Email Address: arubino@renovacareinc.com

If to SCS:

StemCell Systems GmbH

Tempelhofer Damm 45

Flughafengebäude Hangar 6.c

12101 Berlin, Germany

Attention: Frank Schubert

Email Address: Frank.schubert@stemcell-systems.com

or, to such other address or facsimile number as any Party shall have furnished to the other in writing in accordance with this Section 9.6.

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Notices sent in accordance with this Section shall be deemed effectively given: (i) when received, if delivered by hand (with written confirmation of receipt); (ii) when received, if sent by a nationally recognized overnight courier (receipt signature requested); (iii) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iv) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

9.7        Further Assurances.

9.7.1     Assignments; Applications. Whenever requested by the Company, both during the Consulting Term and thereafter, the SCS will promptly sign and deliver to the Company any and all applications, assignments and other documents that the Company considers necessary or desirable in order to: (a) assign, apply for, obtain, and maintain any Intellectual Property Rights in the United States and for other countries relating to any Work Product, (b) assign and convey to the Company or its designee the sole and exclusive right, title, and interest in and to all Intellectual Property, (c) provide evidence regarding the Intellectual Property that the Company considers necessary or desirable, (d) confirm the Company’s ownership of the Intellectual Property, all without royalty or any other further consideration to SCS, and (e) at the request of the Company, execute and deliver the Power of Attorney referenced in Section 6.8.2 in such form as may be reasonably required by the Company counsel so as to give full effect to the intent of Section 6.82.

9.7.2     Enforcement. Whenever requested by the Company, both during the Consulting Term and thereafter, SCS will assist the Company in assigning, obtaining, maintaining, defending, registering and from time to time enforcing, in any and all countries, the Company’s right to the Work Product. This assistance may include, without limitation, testifying in a suit or other proceeding. If the Company requires assistance from SCS after termination this Strategic R&D Agreement, SCS will be compensated for time actually spent in providing assistance at an hourly rate equivalent to the rates paid to SCS Personnel compensation at the time the Agreement was terminated together with reasonable, actual out-of-pocket expenses incurred in providing such assistance.

9.7.3     SCS Incurred Costs and Expenses. It is acknowledged and agreed by the Company that the reasonable costs and expenses, including the billable time provided by SCS Personnel, in assisting the Company in effecting, securing or maintaining any of the assignments or rights assigned, or assistance provided, to it pursuant to Sections 1.3.1, 5.8, 6.7.2, 6.8 and 9 shall be paid for by the Company.

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9.8        Signage. To the extent allowable to SCS under terms of its obligations to its landlord, SCS shall permit the Company to place the following signage (collectively, the “Signage”) in a format to be agreed to by SCS’s landlord, in both interior and exterior locations at SCS’s offices and lab in Berlin Germany, in close proximity to SCS’s own signage: “RenovaCare R&D Innovation Center at StemCell Systems.” It is understood and acknowledged that both Parties may utilize, publish and issue press releases regarding the Consulting Relationship and the establishment of the “RenovaCare R&D Innovation Center at StemCell Systems.”

9.9       Company Equipment. It is agreed and acknowledged that (i) from time to time the Company will install and utilize its own equipment (the “Company Equipment”) in and about the Dedicated Space, (ii) SCS shall permit the Company full access to such Company Equipment, and (iii) upon termination of this Strategic R&D Agreement the SCS shall permit the Company to remove the Company Equipment from SCS’s premises (including the Dedicated Space).

9.10       Effectiveness; Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A signature transmitted by facsimile or in a .pdf file shall have the same effect as an original signature. Each Party represents and warrants that the representatives signing this Agreement on its behalf has all right and authority to bind and commit that Party to the terms and conditions of this Agreement. This Agreement shall be effective only when signed by both parties.

9.11       Interpretation. For purposes of this Strategic R&D Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Strategic R&D Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Exhibits and Schedules refer to the Sections of, and Exhibits and Schedules attached to, this Strategic R&D Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Any Exhibits or Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

9.12 Entire Agreement. Except as contemplated by Section 7, the Strategic R&D Agreement, together with all Statements of Work, constitutes the complete and exclusive understanding and agreement of the parties with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, with respect to its subject matter. No term of any Statement of Work will be deemed to amend the terms of this Strategic R&D Agreement unless the Statement of Work references a specific provision in this Agreement and provides that the Statement of Work is amending only that specific provision of this Strategic R&D Agreement and only with respect to Services performed pursuant to such Statement of Work. Any waiver, modification or amendment of any provision of this Strategic R&D Agreement will be effective only if in writing and signed by the parties hereto.

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9.13       Adherence by SCS Personnel. SCS shall ensure and remain fully liable hereunder for SCS Personnel’s adherence to and compliance with the terms and conditions of this Strategic R&D Agreement.

9.14       Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States of America and the State of Nevada, excluding its body of law controlling conflict of laws. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal courts located in the State of New Jersey and the parties irrevocably consent to the personal jurisdiction and venue therein.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

[THE BALANCE OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated so as to be effective as of the Effective Date.

COMPANY:	SCS:
RenovaCare, Inc.	STEMCELL SYSTEMS GmbH

By: /s/ Jatinder S. Bhogal	By: /s/ Jörg C. Gerlach
Name: Jatinder S. Bhogal	Name: Jörg C. Gerlach
Title: Chief Operating Officer	Title: Principal

Date: June 30, 2020	Date: June 30, 2020

By: /s/ Frank Schubert
Name: Frank Schubert
Title: Prokurist/CTO
Date: June 30, 2020

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EXHIBIT 2.1

To The

Strategic Research And Development Agreement (this “Strategic R & D Agreement”) dated JULY 1, 2020 by and between

RENOVACARE, INC., and STEMCELL SYSTEMS GmbH

Capitalized terms used in this Exhibit 2.1 shall have the meaning ascribed thereto in the Strategic R&D Agreement.

Statement of Work

This Statement of Work Number ____ is issued under and subject to all of the terms and conditions of the Consulting Agreement dated as of __________________, between ___________________ (“Company”) and _______________________ (“SCS”).

1.       General Terms

(a)       Work and tasks under this Statement of Work, including extent and timeline, will be defined in advance at least one month prior to starting work and task. The time line, scope of work and tasks described in a Statement of Work shall be determined jointly in good faith and shall be predicated existing resources of SCS. Should the Company want to include or add additional activities, staff or expand the scope of work and tasks beyond what is contemplated, the Company and SCS shall negotiate, in good faith, the basis and cost for such expanded work and reach agreement at three months prior to the commencement of the contemplated expansion.

(b)       Company acknowledges that SCS is working on an internal QMS that relies upon ISO regulations but is not audited nor certified. The SCS philosophy is that audits/certifications on any QMS and fabrication related make sense only if a client requires a QMS or certification as part of specific prototyping or manufacturing. SCS would then have to add the QMS for such work and perform audits/ certifications for such work on the order and expenses of the client. Should Company require audited / certified work, conditions facilities or processes, it is agreed upon that Company would cover the associated expenses required.

(c)       Time estimates for specific project work will subject to timely delivery of source materials by the Company, if required. The Company acknowledges that delays in delivering such materials will hinder the ability of SCS to meet the completion date. Such a delay, and a resulting situation of staff at SCS waiting without being able to perform, shall not lead to a financial disadvantage of SCS.

2..      Description of Services

3.       Payment Terms

Time estimates for specific project work will subject to timely delivery of source materials by the Company, if required. The Company acknowledges that delays in delivering such materials will hinder the ability of SCS to meet the completion date. Such a delay, and a resulting situation of staff at SCS waiting without being able to perform, shall not lead to a financial disadvantage of SCS.

AGREED AS OF ___________________

RenovaCare, Inc.	STEMCELL SYSTEMS GmbH

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

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Exhibit 2.4

To The

Strategic Research And Development Agreement (this “Strategic R & D Agreement”) dated JULY 1, 2020 by and between

RENOVACARE, INC. and STEMCELL SYSTEMS GmbH

Capitalized terms used in this Exhibit 2.4 shall have the meaning ascribed thereto in the Strategic R&D Agreement.

SCS shall the following (a) lab and office space, (b) equipment and (c) related services and utilities available to the Company (collectively, the “Facility and Equipment”),

A.      Laboratory and Office in SCS Location (the “Dedicated Space”)

SCS to provide:

Cell culture R&D laboratory facility area and SCS cell research equipment

The SCS cell culture R&D laboratory facility area and SCS cell research equipment includes:

•	Skin cell research wet lab area, 183 square feet

•	general lab area for preparing skin cell work, 80 square feet

•	Lab coat changing and hand wash area, 60 square feet

•	Office area (open cubicle), 96 square feet

•	Conference area usage, 140 square feet

Note: the areas are within a larger facility and are not separately lockable.

Facility quality:

•	The laboratory areas, but not the office and general areas, are within our clean room area, with controlled positive pressure HEPA filtered air supply.

•	The laboratory staff access is through staff locks. The laboratory in- outgoing material transfers are through material locks. The facility is operated under a GMP-like Quality Management System.

Maintenance, servicing, calibration of controlled positive pressure HEPA filtered air supply devices, as well as disposables and replaceables, are not included and will be arranged for by Company at its expense. SCS facilities and equipment arex not insured against loss, damage or failure. The Company, at its expense, may at its option obtain appropriate insurance coverage.

Facility access:

•	General facility access usage (rest rooms, kitchen, etc.)

(B)    Equipment provision:

•	Phase-contrast microscope,

•	2D microscope,

•	refrigerator,

•	freezer,

•	cell culture supernatant centrifuge,

•	water bath,

•	pipettes,

•	times,

•	pipette suction pump,

•	waste reservoir, and

•	similar lab equipment; providing devices and equipment required for professional cell culture and skin stem cell culture work.

Please Note: servicing of devices and air filters not included.

(C)     Included Services:

Electric, heating, water, warm water, sewage, external facility area cleaning, garbage removal, cleaning service, and other typical office and laboratory maintenance services for all above also included.

(D)    Excluded Services:

Maintenance, servicing, calibration of controlled positive pressure HEPA filtered air supply devices, as well as disposables and replaceables, are not included and will be arranged for by Company at its expense. SCS facilities and equipment are not insured against loss, damage or failure. The Company, at its expense, may at its option obtain appropriate insurance coverage.

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Exhibit 3.1

To The

Strategic Research And Development Agreement (this “Strategic R & D Agreement”) dated JULY 1, 2020 by and between

RENOVACARE, INC. and STEMCELL SYSTEMS GmbH

Capitalized terms used in this Exhibit 3.1 shall have the meaning ascribed thereto in the Strategic R&D Agreement.

Compensation Schedule

As compensation for the performance of the Services and for providing the Facility and SCS Equipment (as set forth on Exhibit 2.4 to the Strategic R&D Agreement SCS shall receive a monthly base fee of US$[****] (the “Monthly Base Fee”) calculated by adding the aggregate sums listed in the following five (A through E) categories:

A.       A fixed monthly engineering service rate of USD $[****]based on the hourly rates as published on the home page www.stemcell-systems.com, as follows:

Qualified engineer, several years of experience and specific qualification	$[****] per hour
Qualified scientist, PhD, with several years of experience;	$[****] per hour
Qualified scientist, PhD, with specific experience and qualification in area	$[****] per hour
Creative developments that are not executed upon client´s concept: Price per creation, price upon negotiation
Electronic laboratory including resources and technician time (software licensing applies separately)	$[****] per hour
Electronic Laboratory, long term testing, including resources and technician time (software licensing applies separately)	$[****] per hour
Testing set-up development and fabrication, including resources and staff	$[****] per hour
Mechanical technical detail fabrication for hands-on discussion, incl. resources and staff	$[****] per hour
Electronic circuit detail fabrication for functional hands-on discussion	$[****] per hour
CAD-Laboratory including resources and technicians (software licensing when indicated applies separately)	$[****] per hour
Prototyping workshop including resources / technicians	$[****] per hour
Final technical documentation in PDF format for FDA / CE purposes	$[****] per hour

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SCS offers to provide work with the above qualifications for an average rate of $[****] per man hour, including overhead, considering an “Associate Discount” and a “Special Rate” offer to the Company.

Considering that the Company expects SCS to provide at least 60-man hours of work per week, a resulting approximated amount of $[****]as total per month including overhead is agreed upon. This represents around 60-man hours work per week with an hourly rate of approximately $[****] and a total of approximately $[****] per week; or 240-man hours per month for a total of $[****] per month.

Any work above the named 60-man hours per week will be billed separately each month, with an amount agreed upon of $[****] per man hour.

The amount will be payable monthly, in US dollars, within 10 days upon receipt of an invoice from SCS, by wire transfer.

B.	Dedicated SCS cell biologist employees (described on Exhibit 2.4)	USD$[****].

C.	Monthly Thomas Bold Consultation Fee (up to 16 hours per month)	USD$[****].

D.	Dedicated laboratory and office space (described on Exhibit 2.4)	USD$[****].

E.	Monthly Gerlach Consultation Fee (up to 8 Hours per month)	USD$[****].

Base monthly fee is payable as retainer, billed in advance of each month during the Consulting Term.

Any SCS service that are not billed-for in a given month shall be carried-over to the following monthly invoice. Any third-party supplies/services required by the Company shall be billed to the Company by SCS, only after the Company has approved such supplies/services and their quoted prices.

Should the work at SCS require third-party contractors or additional resources and equipment, then such related expenses shall be pre-approved by the Company and paid separately by the Company or shall be ordered directly by the Company. It is understood that SCS shall not charge the Company a supervisory fee of no more than ten (10%) of any third-party contractor’s fee.

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Payment Terms:

Within 10 days upon receipt of invoice

Payable by wire transfer, in US dollars

German Taxes:	Included

US/CAD Taxes:	Not included

US/CAD Customs:	Included

Quote Validity:	30 days

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EXHIBIT 5.6

To The

Strategic Research And Development Agreement (this “Strategic R & D Agreement”) dated JULY 1, 2020 by and between

RENOVACARE, INC. and STEMCELL SYSTEMS GmbH

DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:

18 U.S. Code Section 1833 provides as follows:

Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

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